Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222

CommonWealth REIT Announces Proposed Public Offering of 9,950,000 Common Shares of

Government Properties Income Trust

Newton, MA (March 11, 2013):  CommonWealth REIT (NYSE: CWH) today announced that it has begun a registered public offering of 9,950,000 common shares of Government Properties Income Trust (NYSE: GOV), which are currently owned by CWH.  If all of these common shares are sold, CWH will no longer own shares of GOV.

CWH expects to use the proceeds of this offering to repay indebtedness, including amounts borrowed under its revolver to fund, in part, the purchase price of CWH notes tendered in its pending tender offer, and for general corporate purposes.

The joint bookrunning managers for this offering are Citigroup, BofA Merrill Lynch and RBC Capital Markets.  The joint lead managers are Jefferies, Morgan Stanley and UBS Investment Bank.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy GOV common shares, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of the state.  Copies of the preliminary prospectus relating to this offering may be obtained from the offices of Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146; BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038; email dg.prospectusrequests@baml.com; and RBC Capital Markets, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, telephone: (877) 822-4089.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

PRESENT BELIEFS AND EXPECTATIONS, BUT THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED.  FOR EXAMPLE, ALTHOUGH THIS PRESS RELEASE REFERS TO AN OFFERING BY CWH OF 9,950,000 GOV COMMON SHARES, LESS THAN 9,950,000 GOV COMMON SHARES MAY BE SOLD OR THIS OFFERING MAY BE WITHDRAWN.  FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

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